UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2014

OCEAN SHORE HOLDING CO.

(Exact name of registrant as specified in its charter)

New Jersey	0-53856	80-0282446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Asbury Avenue, Ocean City, New Jersey 08226

(Address of principal executive offices) (Zip Code)

(609) 399-0012

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2014, in connection with a review and update of compensation arrangements with executive officers, Ocean Shore Holding Co. (the “Company”) entered into an amended and restated employment agreement (“Amended Agreement”) with Steven E. Brady, President and Chief Executive Officer, replacing the Company’s existing employment agreement entered into with Mr. Brady on December 17, 2008.

The Amended Agreement eliminates out-of-date provisions, reflects current salary and perquisites, and revises the definition of Change in Control to mean a change in control as defined under Section 409A of the Internal Revenue Code. Under the Amended Agreement, if any payment or benefit payable to Mr. Brady in connection with a change in control, as defined in the Amended Agreement, would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Mr. Brady would be entitled, at his option, to either the full amount of the total payments payable in connection with a change in control or a reduced amount of the total payments payable in connection with a change in control such that the excise tax would not apply. The Amended Agreement does not change the method for the calculating the severance benefit payable to Mr. Brady.

The foregoing description of the terms of the Amended Agreement does not purport to be a complete description and is qualified in its entirety by reference to the Amended Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN SHORE HOLDING CO.
(Registrant)

Date: December 19, 2014	By:	/s/ Steven E. Brady
Steven E. Brady
President and Chief Executive Officer